UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 1, 2011
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Date of Report
(Date of Earliest Event Reported)

IMAGING DIAGNOSTIC SYSTEMS, INC.

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(Exact name of registrant as specified in its charter)

Florida	0-26028	22-2671269

(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification Number)

5307 NW 35TH TERRACE
FORT LAUDERDALE, FL 33309
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(Address of principal executive offices)

(954) 581-9800
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(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act. (17 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act. (17 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 1, 2011, our Board of Directors appointed David Schmidt to serve on our Board.  The appointment of Mr. Schmidt will fill one vacancy on our Board of Directors.

Mr. Schmidt has served since 2008 as an independent consultant advising companies in the chemicals and materials, healthcare, and alternate energy industries regarding strategic marketing and execution services.  From 2004 until 2008, Mr. Schmidt served as the Manager of Commercial Excellence and the Strategic Marketing and Business Development Manager at Honeywell International, Inc., Morristown, NJ.  From 2000 until 2003, Mr. Schmidt served as a Senior Director and Chief Operations Officer of Plasmion Corporation, Inc., Hoboken, NJ.  Mr. Schmidt has also served in management and officer positions at Film Specialties, Inc., Hillsborough, NJ, from 1993 until 2000; at Hydromer, Inc., Whitehouse, NJ, an invasive medical device specialty coatings company from 1989 until 1992; and at ROI Group, Inc., Parsippany, NJ, from 1986 until 1988.  Mr. Schmidt earned his bachelor of science in business and economics from Lehigh University.

In connection with his appointment to our board of directors, Mr. Schmidt will be compensated $2,000 per quarter as a non-employee director and will receive annual option grants of 250,000 shares vesting 62,500 shares per quarter.  Our non-employee Board members are paid $600 per diem fees for days in which a board meeting is attended or the director is otherwise required to visit the Company or spend a significant amount of a day working on Company matters (“workshop days”).  We reimburse reasonable travel expenses for attending board meetings and expenses associated with workshop days.

Mr. Schmidt is appointed to serve as a director until our 2012 annual meeting of shareholders or until his earlier resignation or removal.  There was no arrangement or understanding between Mr. Schmidt and any other person pursuant to which Mr. Schmidt was selected as director.  Mr. Schmidt was not appointed to any of our Board committees.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAGING DIAGNOSTIC SYSTEMS, INC.

/s/ Linda B. Grable
By: Linda B Grable
Chief Executive Officer and
Chairman of the Board of Directors

/s/ Allan L. Schwartz
By: Allan L. Schwartz
Executive Vice President and
Chief Financial Officer